UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SWITCH & DATA FACILITIES COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November 13, 2009

Dear Switch and Data Employee,

During our Town Hall meeting a few weeks ago, we spoke about additional communications as the process begins with regards to our merger with Equinix.

More recent developments consistent with the message that George, Clay and I addressed during the Town Hall meeting include the following:

•

On November 4th , we filed for Hart-Scott-Rodino review with the Fair Trade Commission and the Department of Justice. This filing is not a public document and provides information to the government for a review to make sure the merger does not create a monopoly or create unfair competition.

•

On November 17th, we will hold a kick-off meeting in Tampa with a team of Equinix employees to begin working on an integration plan recommendation for our two businesses. Each company has named integration team leaders from various departments and they will work together to develop the integration plans for their respective areas. The goal of these teams are to build recommendations that identify the necessary roles and responsibilities necessary to continue the combined company’s growth and improve shareholder value.

•

Before the end of November, we expect to file our Proxy statement with the SEC. The Proxy is the definitive document sent to shareholders to give them additional information about the transaction to consider for their vote to approve the transaction. This is a public document that will be available via the Investor Relations section of our web site. Once the SEC has approved the Proxy, we will schedule a shareholder meeting to vote on the transaction. This vote is expected to occur in the 1st quarter of 2010.

In the Town Hall meeting, I said that we would set up a link on our Intranet to post information and an interface for employees to ask questions. Take a look at this section periodically to see answers to your frequently asked questions and the names of the integration leads assigned by functional groups. Please do not respond directly to any Equinix requests for meetings or information unless it comes from your department’s integration lead. It is important to point out that these teams are for planning purposes only. Until the merger closes we must continue to operate as separate and competitive businesses.

I know that you may have more questions than there are answers for at this point in the process. We will continue to communicate and provide information as milestones are reached. Switch and Data continues on its growth trajectory and I recommend that we all continue to delight customers, support our colleagues and grow our business.

Sincerely,

Keith

Important Information for Investors and Shareholders

This communication may be deemed to be solicitation material in respect of the proposed transaction between Equinix and Switch & Data. In connection with the proposed transaction involving Equinix and Switch & Data, Equinix plans to file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement/Prospectus and each of Equinix and Switch & Data plan to file with the SEC other documents regarding the proposed transaction. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Switch & Data. SWITCH & DATA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Switch & Data stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Equinix and Switch & Data through the website maintained by the SEC at www.sec.gov. In addition, Switch & Data stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC from Equinix by directing a request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, CA 94404, Attention: Investor Relations (telephone: 888-222-1162) or going to Equinix’s corporate website at www.equinix.com, or from Switch & Data by directing a request to Switch & Data Facilities Company, Inc., 1715 Westshore Boulevard, Suite 650, Tampa, FL 33607, Attention: Investor Relations (telephone: 866-797-2633) or going to Switch & Data’s corporate website at www.switchanddata.com.

Equinix, Switch & Data and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Equinix’s directors and executive officers is contained in its annual proxy statement filed with the SEC on April 23, 2009. Information regarding Switch & Data’s directors and executive officers is contained in Switch & Data’s annual proxy statement filed with the SEC on April 6, 2009. Additional information regarding the interests of such potential participants will be included in the Proxy Statement/Prospectus and the other relevant documents filed with the SEC (when available).